Exhibit 10.2

THIRD AMENDMENT AND WAIVER TO CREDIT AGREEMENT

This THIRD AMENDMENT AND WAIVER TO CREDIT AGREEMENT (“Agreement”) entered into on August 6, 2009 but made effective as of June 30, 2009 (the “Effective Date”) is among Flotek Industries, Inc., a Delaware corporation (“Borrower”), the Lenders (as defined below), and Wells Fargo Bank, N.A., as Administrative Agent (as defined below), Issuing Lender (as defined below), and Swing Line Lender (as defined below) for the Lenders.

RECITALS

A. The Borrower is party to that certain Credit Agreement dated as of March 31, 2008, among the Borrower, the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), issuing lender (in such capacity, the “Issuing Lender”), and swing line lender (in such capacity, the “Swing Line Lender”), as amended by that certain First Amendment and Temporary Waiver Agreement made effective as of February 11, 2009, and by that certain Second Amendment to Credit Agreement made effective as of March 13, 2009 (as so amended, the “Credit Agreement”).

B. The Borrower wishes to (i) issue certain convertible preferred stock as described in, and issued pursuant to, the Certificate of Designations attached hereto as Exhibit A (such preferred stock as so described, the “Series A Preferred Stock”), and (ii) in connection with the Series A Preferred Stock, issue warrants to purchase common stock of the Borrower (“2009 Common Warrants”).

C. The parties hereto wish to, subject to the terms and conditions of this Agreement, (i) waive certain mandatory prepayments and possible Events of Default as described herein and (ii) amend certain provisions of the Credit Agreement to, among other things, permit the issuance of such Series A Preferred Stock and the 2009 Common Warrants and the payment of dividends with respect to such Series A Preferred Stock, as set forth below.

THEREFORE, the parties hereto hereby agree as follows:

Section 1. Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2. Amendments to Credit Agreement.

(a) Arranger. The cover page to the Credit Agreement is hereby amended replacing the phrase “Wells Fargo Bank, National Association as Lead Arranger” with the phrase “Wells Fargo Securities, LLC as Sole Lead Arranger.”

(b) Section 1.1 (Certain Defined Terms) – Restated Defined Term. Section 1.1 of the Credit Agreement is hereby amended by restating the following terms in their entirety as follows:

“Borrowing Base” means:

(i) prior to June 30, 2009, without duplication, the sum of the following, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement:

(a) 80% of Eligible Receivables of the Credit Parties plus

(b) an amount equal to 50% of Eligible Inventory of the Credit Parties; provided that, in no event shall the number determined under this clause (b) exceed the lesser of (i) 50% of the Borrowing Base and (ii) $5,000,000; and

(ii) from and after June 30, 2009, without duplication, the sum of the following, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement:

(a) 80% of Eligible Receivables of the Credit Parties plus

(b) an amount equal to 50% of Eligible Inventory of the Credit Parties; provided that, in no event shall the number determined under this clause (b) exceed 50% of the Borrowing Base minus

(c) the Additional Exposure Amount.

In any event, any change in the Borrowing Base shall be effective as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, should the Borrower fail to deliver to the Administrative Agent and the Lenders the Borrowing Base Certificate as required under Section 5.2(d), the Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its reasonable discretion until the Administrative Agent and the Lenders receive the required Borrowing Base Certificate, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof.

“Fixed Charges” means, with respect to any period and with respect to any Person and without duplication, the sum of (a) Interest Expense for such period, (b) the portion of all Debt scheduled to have been paid during such period, including the current portion of Capital Leases but excluding, for purposes of clarification, the mandatory payment of principal due hereunder pursuant to Section 2.5(c)(ii) below, (c) taxes paid in cash during such period and (d) the Borrower’s actual consolidated maintenance Capital Expenditures for such period; provided that, (i) 50% of the cash interest expense due and payable in August, 2009 with respect to the Convertible Senior Notes shall be included in calculating Interest Expense for the fiscal quarter ending September 30, 2009 and the other 50% shall be included in calculating Interest Expense for the fiscal quarter ending December 31, 2009 and (ii) 50% of the cash interest expense due and payable in February, 2010 with respect to the Convertible Senior Notes shall be included in calculating Interest Expense for the fiscal quarter ending March 31, 2009 and the other 50% shall be included in calculating Interest Expense for the fiscal quarter ending June 30, 2010.

“Fixed Charge Coverage Ratio” means, (a) as of the end of the fiscal quarter ending September 30, 2009, the ratio of (i) the Borrower’s consolidated EBITDA for the fiscal quarter then ended multiplied by 4 to (ii) Fixed Charges for the fiscal quarter then ended multiplied by 4, (b) as of the end of the fiscal quarter ending December 31, 2009, the ratio of (i) the Borrower’s consolidated EBITDA for the two-fiscal quarter period then ended multiplied by 2 to (ii) Fixed Charges for the two-fiscal quarter period then ended multiplied by 2, (c) as of the end of the fiscal quarter ending March 31, 2010, the ratio of (i) the Borrower’s consolidated EBITDA for the three-fiscal quarter period then ended multiplied by 4/3 to (ii) Fixed Charges for the three-fiscal quarter period then ended multiplied by 4/3, and (d) as of each fiscal quarter end thereafter, the ratio of (i) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended to (ii) Fixed Charges for the four-fiscal quarter period then ended.

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period (other than the upfront fees paid pursuant to the Fee Letter to the Administrative Agent and the Lenders on or prior to the Closing Date), whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, (b) net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP, and (c) cash or other dividend payments with respect to preferred Equity Interest of a Person but excluding any dividend or distribution payable solely in Equity Interests of such Person.

“Letter of Credit Maximum Amount” means $5,000,000; provided that, on and after the Revolving Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Permitted Subordinated Debt” means Debt of the Borrower to any Person, the terms of which are reasonably satisfactory to the Required Lenders and the payment of which has been subordinated to the payment of the Obligations in a manner, and pursuant to documentation, satisfactory to the Required Lenders in their sole, reasonable discretion.

“Swing Line Limit” means, for the Swing Line Lender, $5,000,000; provided that, on and after the Revolving Maturity Date, the Swing Line Limit shall be zero.

(c) Section 1.1 (Certain Defined Terms) – New Defined Terms. Section 1.1 of the Credit Agreement is hereby amended by adding the following new terms in alphabetical order:

“2009 Common Warrants” means the warrants issued on or about August 7, 2009 in connection with the issuance of Series A Preferred Stock which permits the holder thereof to purchase common stock of the Borrower at a certain price.

“Additional Exposure Amount” means an amount equal to the sum of (a) MPE in effect at such time plus (b) the Line Limit in effect at such time. For purposes of this definition, “MPE” means the maximum potential exposure amount with respect to interest rate Hedging Arrangements to which any Credit Party is party and as determined by the Administrative Agent on a monthly basis and notified to the Borrower and “Line Limit” means aggregate maximum credit limit that the Credit Parties have under the commercial credit cards and stored value cards issued by Wells Fargo or any of its Affiliates.

“Liquidity” means, at any date of determination thereof, the sum of (a) Availability plus (b) the aggregate amount of cash and Liquid Investments in which the Administrative Agent has an Acceptable Security Interest and is not subject to any Lien other than Liens permitted under Section 6.2(a), but excluding all cash held in the Cash Collateral Account.

“Certificate of Designations” means the Certificate of Designations Series A Cumulative Convertible Preferred Stock of Flotek Industries, Inc., a copy of which is attached as an exhibit to the Third Amendment.

“Series A Preferred Stock” means the cumulative, contingent, convertible preferred Equity Interests issued by the Borrower pursuant to the Certificate of Designations.

“Third Amendment” means that certain Third Amendment and Waiver to Credit Agreement entered into on August 6, 2009 but made effective as of June 30, 2009 among the parties hereto which amends this Agreement.

(d) Section 2.5 (Prepayments). Section 2.5(c) of the Credit Agreement is hereby amended by replacing clause (ii) and clause (v) in their entirety with the corresponding clauses (ii) and (v) set forth below:

(ii) On April 15th of each year commencing with April 15, 2010, the Borrower shall repay the Term Advances in an amount equal to 75% of the Excess Cash Flow calculated as of the immediately preceding December 31st and as determined in the Compliance Certificate and annual financial statements of the Borrower required to be delivered under Section 5.2(a); provided that if the Borrower fails to deliver its annual financial statements as required under Section 5.2(a), then on April 15th of each year commencing with April 15, 2010, the Borrower shall repay the Term Advances in an amount equal to 75% of the Excess Cash Flow calculated by the Administrative Agent based on such information available to the Administrative Agent at such time. If, upon delivery of the financial statements by the Borrower, such calculation by the Administrative Agent of Excess Cash Flow is less than the amount determined under such financial statements, then within 15 days after said delivery of the financial statements, the Borrower shall prepay the Term Advances in an amount equal to 75% of such difference in the calculation of Excess Cash Flow.

(v) If the Borrower or any Subsidiary receives Equity Issuance Proceeds (other than Equity Issuance Proceeds in connection with the exercise of the Common Warrants), then immediately upon receipt of such proceeds the Borrower shall prepay the Term Advances in an amount equal to 50% of such proceeds.

(e) Section 2.5 (Prepayments). Section 2.5(c) of the Credit Agreement is hereby further amended by replacing the references to “$2,000,000” and “$500,000” found in clause (vi) thereof with a reference to “$1,000,000” and “$250,000”, respectively.

(f) Section 2.5 (Prepayments). Section 2.5(c) of the Credit Agreement is hereby further amended by adding a new clause (ix) to the end thereof as set forth below:

(ix) If any holder of Common Warrants gives notice to the Borrower of its intention to exercise any such warrant, or in any event, if the Borrower or any Subsidiary receives Equity Issuance Proceeds in connection with the exercise of any such warrant, then if requested by the Administrative Agent (which request shall be made if directed by the Majority Term Lenders), the Borrower shall deliver to the Administrative Agent a written appraisal and/or written update to previously delivered appraisals, in each case, conducted by an industry recognized third party appraiser setting forth, among other things, the OLV of Fixed Assets of all of the Borrower’s and its Subsidiaries’ machinery and equipment which appraisal and update shall be in form satisfactory to the Administrative Agent in its reasonable discretion (each such requested appraisal or update being, an “OLV Audit”); provided that, unless a Default shall have occurred and is continuing, the Administrative Agent may not request more than one (1) field appraisal during any 365-day period and the Administrative Agent may not request more than one (1) desktop appraisal during any 90-day period. Such OLV Audit shall be delivered to the Administrative Agent within 15 days after the request has been made by the Administrative Agent. If an OLV Audit has been requested and, based on the most recently delivered OLV Audit or such other determination provided for in the last sentence of this clause (ix), the aggregate outstanding balance of the Term Advances exceeds 75% of the OLV of Fixed Assets which constitute Collateral in which the Administrative Agent has an Acceptable Security Interest, the Borrower shall, upon demand, prepay the outstanding balance under the Term Advances in an amount equal to the lesser of (A) such excess amount and (B) 100% of the aggregate Equity Issuance Proceeds resulting from all Common Warrants exercised since the later of June 30, 2009 and the immediately preceding payment of the Term Advances required under this clause (ix). If the Borrower fails to deliver an OLV Audit on or prior to the date required above, then the “OLV of Fixed Assets” for purposes of this clause (ix) shall mean the orderly liquidation value of the Borrower’s and its Subsidiaries’ machinery and equipment as determined by the Administrative Agent in its reasonable discretion, which may be based on, among other things, an OLV Audit initiated by the Administrative Agent, the cost of which shall be paid by the Borrower. For the avoidance of doubt, the mandatory prepayment requirement in this clause (ix) is not a one-time event but shall apply to each exercise of a Common Warrant so long as an OLV Audit has been requested (which may be an OLV Audit requested in connection with a previous exercise of a Common Warrant) and so long as the aggregate Term Advances exceeds 75% of the OLV of Fixed Assets which constitute Collateral in which the Administrative Agent has an Acceptable Security Interest, as determined by the most recently delivered OLV Audit under this clause (ix) or as provided in the immediately preceding sentence.

(g) Section 5.2 (Reporting). Section 5.2 of the Credit Agreement is hereby amended by (i) re-lettering clause (r) as clause (t) and (ii) inserting the following new clauses (r) and (s) immediately after clause (q):

(r) Daily Cash Position Report. On each Business Day, commencing with August 6, 2009, the Borrower shall provide to the Administrative Agent a report in form and substance satisfactory to the Administrative Agent of the aggregate cash and Liquid Investments of the Credit Parties (i) as of the end of the previous Business Day and (ii) projected as of the end of the current Business Day, together with a detailed listing of cash inflows and outflows and a certification that the Administrative Agent has an Acceptable Security Interest in such cash and Liquid Investments and that such cash and Liquid Investments are subject to no liens other than in favor of the Administrative Agent.

(s) Cash Flow Forecast. As soon as available and in any event on or before the last Business Day of each week, commencing with the week ending August 7, 2009, the Borrower shall provide to the Administrative Agent a certified cash flow forecast for the 16 week period commencing on the first day of the immediately following week.

(h) Section 6.1 (Debt). Section 6.1 of the Credit Agreement is hereby amended by replacing clauses (c), (d), (e), (f) and (h) in their entirety with the corresponding clauses (c), (d), (e), (f) and (h) set forth below:

(c) [Reserved];

(d) obligations of the Borrower owing in respect of the 20,000 shares of Series A Preferred Stock issued on or about August 12, 2009 in an aggregate amount not to exceed $20,000,000;

(e) [Reserved];

(f) Debt existing on June 30, 2009 and set forth in Schedule 6.1; provided that, (i) the Borrower shall not amend the maturity date thereof to a date that is at or earlier than the scheduled Maturity Date, (ii) the Borrower shall not make any prepayments thereof other than as expressly provided by the terms thereof existing on the Closing Date if such Debt existed on the Closing Date, or on the date such Debt was incurred if such incurrence occurred after the Closing Date, and (iii) the amount of such Debt may not be increased other than as a result of fees and expenses reasonably incurred in connection with any refinancing, refunding, renewal, or extension thereof;

(h) Debt not otherwise permitted under the terms of this Section 6.1 in an aggregate amount not to exceed $1,000,000.

(i) Section 6.2 (Liens). Section 6.2 of the Credit Agreement is hereby amended by replacing clauses (e) and (l) in their entirety with the corresponding clauses (e) and (l) set forth below:

(e) [Reserved];

(l) (A) Liens existing on June 30, 2009 and set forth in Schedule 6.2 and covering only such property that is covered by such Lien on the Closing Date if such Lien existed on the Closing Date, or on the date such Lien was granted if such Lien arose after the Closing Date, and (B) Liens encumbering the Bilateral Collateral and granted to Wells Fargo under real estate mortgage or deed of trust in favor of Wells Fargo in effect on the Effective Date and securing the Borrower’s obligations under the Bilateral Agreement or any Guarantor’s obligations under any guaranty agreement executed in connection with the Bilateral Agreement.

(j) Section 6.4 (Acquisitions). Section 6.4 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.4 Acquisitions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions.

(k) Section 6.8 (Sale of Assets). Section 6.8 of the Credit Agreement is hereby amended by replacing the reference to “$2,000,000” found in clause (xi) thereof with a reference to “$1,000,000.”

(l) Section 6.9 (Restricted Payments; Subordinated Debt). Section 6.9 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.9 Restricted Payments; Subordinated Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that so long as no Default exists or would result from the making of such Restricted Payment: (a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party, (b) the Borrower may make scheduled principal payments of Permitted Subordinated Debt as they become due if (i) on the due date no Default exists, (ii) no Secured Party has notified either the Borrower or any holder of such Debt that a Default then exists or would be created by such payment, (iii) the pro forma Fixed Charge Coverage Ratio at the time of such scheduled principal payment shall not be less than 1.5 to 1.0 and (iv) immediately following such payment, Availability shall be equal to or greater than $5,000,000, (c) other than as permitted under clause (d) below, the Borrower may make Restricted Payments in the form of cash dividends in respect of the Series A Preferred Stock permitted under Section 6.1(d) to the extent provided for in the Certificate of Designations; provided that, on the date such Restricted Payment is declared and on the date such Restricted Payment is made, (i) no Default exists or would be created by such Restricted Payment and (ii) the pro forma Fixed Charge Coverage Ratio after giving effect to such Restricted Payment would not be less than 1.5 to 1.0, and (d) the Borrower may make Restricted Payments with respect to the Series A Preferred Stock permitted under Section 6.1(d) in the form of cash payments in lieu of fractional shares when required under the Certificate of Designations in connection with the payment of dividends by delivery of commons shares or in connection with the conversion of such Series A Preferred Stock to common stock; provided that, on the date such Restricted Payment is declared and on the date such Restricted Payment is made, no Default exists or would be created by such Restricted Payment.

(m) Section 6.15 (Operating Leases). Section 6.15 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.15 Operating Leases. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or otherwise be party to any lease that constitutes an operating lease under GAAP if the obligations of the Borrower or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases to exceed $2,500,000 during any fiscal year of the Borrower.

(n) Section 6.17 (Minimum Net Worth). Section 6.17 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.17 Minimum Net Worth. The Borrower shall not permit the Borrower’s Net Worth (as defined below) as of the end of each fiscal quarter, commencing with the quarter ending September 30, 2009, to be less than an amount equal to the sum of (i) 90% of the Borrower’s Net Worth as of the end of the fiscal quarter ended June 30, 2009 plus (ii) 75% of the Borrower’s consolidated Net Income for each fiscal quarter ending after June 30, 2009 in which such consolidated Net Income is greater than $0 plus (iii) an amount equal to 100% of equity issuance proceeds received by the Borrower or any Subsidiary after June 30, 2009. “Net Worth” means, as to the Borrower, the consolidated shareholder’s equity of the Borrower and its Subsidiaries (determined in accordance with GAAP but excluding such portions of convertible bonds, debentures, notes or other similar instruments which are considered or calculated as equity pursuant to the FASB Staff Position APB 14-1).

(o) Section 6.18 (Leverage Ratio). Section 6.18 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.18 Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of each fiscal quarter end occurring on or after June 30, 2010 to be more than (a) 4.75 to 1.00 for the fiscal quarter ending on June 30, 2010, (b) 4.00 to 1.00 for the fiscal quarter ending on September 30, 2010, and (c) 3.75 to 1.00 for each fiscal quarter ending on or after December 31, 2010; provided that, solely for purposes of calculating Leverage Ratio under this Section 6.18, “Debt” shall not include Debt outstanding under the Series A Preferred Stock permitted under Section 6.1(h).

(p) Section 6.19 (Fixed Charge Coverage Ratio). Section 6.19 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.19 Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of each fiscal quarter end occurring on or after September 30, 2009 to be less than (a) 0.75 to 1.00 for the fiscal quarter ending September 30, 2009, (b) 1.10 to 1.00 for the fiscal quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 and (c) 1.25 to 1.00 for each fiscal quarter ending thereafter.

(q) Section 6.21 (Capital Expenditures). Section 6.21 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.21 Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, cause the aggregate Capital Expenditures expended by the Borrower or any of its Subsidiaries in each fiscal year (or, with respect to any Subsidiary that was acquired during such fiscal year, the portion of such fiscal year that such Subsidiary was a Subsidiary) to exceed (a) $10,500,000 for the fiscal year ending December 31, 2009 and (b) $11,000,000 for each fiscal year ending after December 31, 2009.

(r) Article 6 (Negative Covenants). Article 6 of the Credit Agreement is hereby amended by adding the following new Sections 6.26, 6.27 and 6.28 to the end thereof:

Section 6.26 Series A Preferred Stock.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or offer to make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) (whether in whole or in part) of the Series A Preferred Stock; provided that, the Borrower may voluntarily convert the Series A Preferred Stock into common stock of the Borrower so long as the aggregate principal amount of the Series A Preferred Stock that are converted into common stock of the Borrower does not exceed $20,000,000.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the terms of the Series A Preferred Stock or the Certificate of Designations without the prior written consent of the Majority Lenders; provided that, Borrower may extend mandatory redemption or repurchase dates of the Series A Preferred Stock.

Section 6.27 Minimum Liquidity. From the date the Series A Preferred Stock shares are issued to June 30, 2010, the Borrower shall not permit Liquidity at any time to be less than $5,000,000.

Section 6.28 Trade Payables. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any obligations in the form of accounts payable to trade creditors for goods or services and current operating liabilities other than (a) such obligations which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith and by appropriate proceedings or (b) such obligations outstanding on June 30, 2009 and owing to BT Eagle International Trade Co. or Tianjin Lilin Petroleum Machinery Co. Ltd in an aggregate amount not exceeding $3,800,000; provided that Debt permitted under this clause (b) is paid in full on or before October 31, 2009; provided further that, no such obligations permitted under this Section 6.28 shall be obligations for borrowed money.

(s) Article 9 (Miscellaneous). Article 9 to Credit Agreement is hereby amended by adding the following new Section 9.18 to the end thereof.

Section 9.18 No Duties, etc. Notwithstanding anything herein or in any other Credit Agreement to the contrary, neither Wells Fargo Securities LLC as

“Sole Lead Arranger” as noted on the cover page hereto nor Wells Fargo as “Lead Arranger” as noted on the cover page hereto prior to giving effect to the Third Amendment shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in Wells Fargo’s capacity, as the Administrative Agent, Issuing Lender or a Lender hereunder.

(t) Exhibit B (Borrowing Base Certificate). Exhibit B to the Credit Agreement is hereby restated in its entirety as set forth on Exhibit B attached hereto.

(u) Exhibit C (Compliance Certificate). Exhibit C to the Credit Agreement is hereby restated in its entirety as set forth on Exhibit C attached hereto.

(v) Schedule I (Pricing Schedule). Schedule I to the Credit Agreement is hereby amended by replacing the sentence “Notwithstanding the foregoing, the Borrower shall be deemed to be at Level II described below until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending March 31, 2009” found therein with the sentence “Notwithstanding the foregoing, the Borrower shall be deemed to be at Level III described below from June 30, 2009 until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending June 30, 2010.”

(w) Schedule 6.1 (Existing Debt). Schedule 6.1 to the Credit Agreement is hereby restated in its entirety as set forth on Schedule 6.1 attached hereto.

(x) Schedule 6.2 (Permitted Liens). Schedule 6.2 to the Credit Agreement is hereby restated in its entirety as set forth on Schedule 6.2 attached hereto.

Section 3. Waiver of Mandatory Prepayments. The Lenders hereby agree, subject to the terms and conditions of this Agreement, to waive the prepayment requirement under Section 2.5(c)(iv) or (v) of the Credit Agreement in connection with the issuance, on or about August 12, 2009, of the Series A Preferred Stock (but not the 2009 Common Warrants). The waiver by the Lenders described in this Section 3 is contingent upon the satisfaction of the conditions precedent set forth below in this Agreement. Such waiver is limited to the Series A Preferred Stock issued on or about August 12, 2009, does not cover the 2009 Common Warrants issued in connection therewith, and shall not be construed to be a consent to or a permanent waiver of Section 2.5(c)(iv) or (v) of the Credit Agreement or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents.

Section 4. Waiver of Potential Defaults. The Borrower hereby acknowledges that the Borrower may not have been in compliance with Section 6.17 (Minimum Net Worth), Section 6.18 (Leverage Ratio) and Section 6.19 (Fixed Charge Coverage Ratio) of the Credit Agreement, in each case, for the fiscal quarter ended June 30, 2009 which non-compliance would result in Events of Default under Section 7.1(c) of the Credit Agreement (collectively, the “Potential Defaults”). The Lenders hereby agree, subject to the terms and conditions of this Agreement, to waive the Potential Defaults. The waivers by the Lenders described in this Section 4 are contingent upon the satisfaction of the conditions precedent set forth below in this Agreement. Such waivers are limited to the extent described herein and shall not be construed to be a consent to or a permanent waiver of Sections 6.17, 6.18 or 6.19 of the Credit Agreement or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents. The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future Defaults or Events of Default with respect to the Credit Agreement or any other provision of any Credit Document. The description herein of the Potential Defaults is based upon the information available to the Administrative Agent and the Lenders on the date hereof and shall not be deemed to exclude the existence of any Events of Default or any other possible Events of Default. The failure of the Administrative Agent or the Lenders to give notice to the Borrower or the Guarantors of any such other Events of Default is not intended to be nor shall be a waiver thereof.

Section 5. Representations and Warranties. The Borrower and each Guarantor represents and warrants that (a) after giving effect to this Agreement, except for the representations and warranties which are made only as of a prior date (which remain true and correct as of such prior date), the representations and warranties set forth in the Credit Agreement and in the other Credit Documents are true and correct in all respects as of the Effective Date and as of the date this Agreement is entered into, in each case, as if made on and as of such dates; (b) after giving effect to this Agreement, no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the limited liability company or corporate power and authority of such Person and have been duly authorized by appropriate limited liability company or corporate action and proceedings; (d) this Agreement constitutes a legal, valid, and binding obligation of such Person enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; (f) the Liens under the Security Documents are valid and subsisting and secure the Borrower’s and such Person’s obligations under the Credit Documents, and (g) as to each Guarantor, it has no defenses to the enforcement of its Guaranty.

Section 6. Effect on Credit Documents; Acknowledgments.

(a) The Borrower and each Guarantor acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.

(b) The Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent, Issuing Lender, the Swing Line Lender or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent, Issuing Lender, the Swing Line Lender or any Lender to collect the full amounts owing to them under the Credit Documents.

(c) Each party hereto does hereby adopt, ratify, and confirm the Credit Agreement and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and each Guarantor acknowledges and agrees that its respective liabilities under the Credit Agreement, as amended hereby, or the Guaranty are not impaired in any respect by this Agreement. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 7. Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment of, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations, as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Credit Documents.

Section 8. Effectiveness. This Agreement shall become effective, and the amendments provided for herein shall be effective as provided herein as of the Effective Date, upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement, duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders.

(b) The Administrative Agent shall have received a secretary’s certificate from the Borrower certifying (A) officers’ incumbency, (B) the resolutions of the Board of Directors of the Borrower authorizing this Agreement, and (C) true and complete copies of its organizational documents or that no changes have occurred to such organizational documents since copies of such documents were certified to the Administrative Agent with the closing of the Credit Agreement on March 31, 2008.

(c) On or prior August 12, 2009 the Borrower shall have issued the Series A Preferred Stock, and the Borrower shall have received proceeds therefrom in an aggregate amount equal to or greater than $15,000,000.

(d) The Administrative Agent shall have received a Borrowing Base Certificate in the form attached hereto as an Exhibit, dated as of June 30, 2009 and fully completed and executed by the Borrower.

(e) No Default, other than the Potential Defaults, shall have occurred and be continuing as of the Effective Date or as of the date this Agreement is entered into.

(f) The representations and warranties in this Agreement shall be true and correct in all material respects.

(g) The Borrower shall have paid to the Administrative Agent (i) for the account of each Lender, an amendment fee equal to 0.50% of the sum of (a) such Lender’s Revolving Commitment plus (b) such Lender’s pro rata share of the principal amount of all Term Advances outstanding on August 6, 2009; and (ii) all fees and expenses of the Administrative Agent’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the date this Agreement is entered into. The Borrower, Wells Fargo Bank, N.A. and Wells Fargo Securities LLC hereby acknowledge and agree that the amendment fee provided for in clause (i) is the upfront fee referred to in the fee letter among the Borrower, Wells Fargo Bank, N.A. and Wells Fargo Securities LLC dated July 13, 2009.

Section 9. Counterparts; Severability. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement and the Guaranty.

Section 11. Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 12. RELEASE: For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party hereby, for itself and its successors and assigns, fully and without reserve, releases and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Credit Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Credit Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 12 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled.

Section 13. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the Effective Date.

BORROWER:

FLOTEK INDUSTRIES, INC.

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Chief Financial Officer

GUARANTORS:

TELEDRIFT COMPANY
FLOTEK PAYMASTER, INC.
MATERIAL TRANSLOGISTICS, INC.
PETROVALVE, INC.
TURBECO, INC.
USA PETROVALVE, INC.
SOONER ENERGY SERVICES, LLC
CESI MANUFACTURING LLC
CESI CHEMICAL, INC.
PADKO INTERNATIONAL, INC.

Each By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Chief Financial Officer

FLOTEK INDUSTRIES FZE

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Chief Financial Officer

Signature Page to Third Amendment and Waiver to Credit Agreement

ADMINISTRATIVE AGENT / ISSUING
LENDER / SWING LINE LENDER:

WELLS FARGO BANK, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender

By:	/s/ Michael W. Nygren
Name:	Michael W. Nygren
Title:	Vice President

SOLE LEAD ARRANGER:

WELLS FARGO SECURITIES, LLC

By:	/s/ Michael W. Nygren
Name:	Michael W. Nygren
Title:	Vice President

Signature Page to Third Amendment and Waiver to Credit Agreement

LENDERS:

WELLS FARGO BANK, N.A., as a Revolving Lender and a Term Lender

By:	/s/ Michael W. Nygren
Name:	Michael W. Nygren
Title:	Vice President

Signature Page to Third Amendment and Waiver to Credit Agreement

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, as a Revolving Lender and a Term Lender

By:	[Illegible]
Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY, as a Revolving Lender and a Term Lender

By:	Prudential Investment Management, Inc.,
as investment manager

	By:	[Illegible]
Vice President

Signature Page to Third Amendment and Waiver to Credit Agreement

COMERICA BANK, as a Revolving Lender and a Term Lender

By:	/s/ Cyd Dillahunty
Name:	Cyd Dillahunty
Title:	Vice President